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Exhibit 99.2

FOR FURTHER INFORMATION:
At the Company:
Paul Mastrapa
Chief Financial Officer
(847) 229-7773

FOR IMMEDIATE RELEASE

OPTION CARE ANNOUNCES PROPOSED OFFERING OF
CONVERTIBLE NOTES

        BUFFALO GROVE, IL, October 25, 2004—Option Care, Inc. (Nasdaq: OPTN) today announced its intention to offer, subject to market and other conditions, approximately $75,000,000 principal amount of Convertible Senior Notes due 2024 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, Option Care is expected to grant the initial purchasers an option to purchase up to an additional $11,250,000 principal amount of the notes. It is contemplated that the convertible notes will be senior unsecured obligations of the Company and will be convertible, under certain circumstances, into a combination of cash and common stock of the Company. In general, upon conversion, the holder of each note would receive the conversion value of the note payable in cash up to the principal amount of the note and common stock of the Company for the note's conversion value in excess of such principal amount.

        Option Care intends to use the proceeds of the offering for acquisitions, share repurchases, working capital and other general corporate purposes. We have reached an understanding with E.J. Financial/OCI Management, L.P. pursuant to which E.J. Financial/OCI Management, L.P. may sell to us up to 1.5 million shares of our common stock. E.J. Financial/OCI Management, L.P. is our largest stockholder and is controlled by John N. Kapoor, Ph.D., chairman of our board of directors. Any determination by E.J. Financial/OCI Management, L.P. to sell these shares to us will be made at the time of the pricing of the offering of the notes. The price to be paid by us per share to E.J. Financial/OCI Management, L.P. will be equal to the closing price of our common stock on the day we price the offering less a discount of $0.25 per share. Assuming a sale of all 1.5 million shares, Dr. Kapoor will remain our largest stockholder.

        The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

        This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall it constitute an offer, solicitation or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Option Care, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Option Care Inc.'s Annual Report or Form 10-K for the most recently ended fiscal year.

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  Exhibit 99.2
OPTION CARE ANNOUNCES PROPOSED OFFERING OF CONVERTIBLE NOTES